Exhibit 10.26

ACKNOWLEDGEMENT AND AMENDMENT

The undersigned,                         , hereby acknowledges and confirms that he has reviewed with counsel that certain Amendment No. 3 to Agreement and Plan of Reorganization, dated July 28, 2009, by and among Alternative Asset Management Acquisition Corp., a Delaware corporation, Great American Group, Inc., a Delaware corporation, AAMAC Merger Sub, Inc., a Delaware corporation, on the one hand, and Great American Group, LLC, a California limited liability company (the “Company”), Andrew Gumaer, in his capacity as a Member and as the Member Representative, and Harvey Yellen, in his capacity as a Member, on the other hand, the form of which is attached hereto as Exhibit A (the “Amendment”).

The undersigned hereby acknowledges and agrees that all references in that certain Amendment Agreement and Release, dated on or about May 13, 2009, between the undersigned and the Company (the “Release”), to “Merger Agreement,” “therein,” or terms of like import, referring to the Merger Agreement or any portion thereof are hereby amended to refer to the Merger Agreement as amended by the Amendment (and any previous amendment(s) thereto).

The undersigned hereby acknowledges and agrees that the modifications contained in the Amendment modify the third sentence of Section (b) of the Release as well as the Discussion Materials attached as Exhibit B to the Release and therefore the undersigned hereby acknowledges and agrees that:

1.	the third sentence of Section (b) of the Release is hereby amended and restated to read as follows in its entirety:

“I agree, understand and acknowledge that, absent this Agreement, pursuant to the Sale and as a result of my participation in the Plan, I would be entitled to approximately a     % interest in the total consideration received by the equity holders of the Company equal to a pre-tax consideration amount of $             million in the form of a promissory note,                          shares of common stock of the Acquiror (or an affiliate thereof) and              shares of the Contingency Stock Payment (as defined in the Merger Agreement) (collectively, with any other payment, right and benefit, including any payments that might otherwise become due and owing under the Plan upon a Separation from Service (as defined in the Plan), that I would be entitled to under the Plan, the “Released Payment”)”; and

2.	all references in the Release to the “Discussion Materials” or “Exhibit B” or terms of like import, referring to the Discussion Materials or any portion thereof are hereby amended to refer to the Second Amended Discussion Materials dated as of July 29, 2009 attached hereto as Exhibit B.

Date: July     , 2009

By:
[Name]